Exhibit 99.1

COSTCO WHOLESALE CORPORATION ANNOUNCES AN INCREASE IN

ITS QUARTERLY CASH DIVIDEND

4/15/2020 9:41 AM

ISSAQUAH, Wash., April 15, 2020 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced that its Board of Directors has declared a quarterly cash dividend on Costco common stock and approved a quarterly increase from 65 to 70 cents per share, or $2.80 on an annualized basis. The dividend is payable May 15, 2020, to shareholders of record at the close of business on May 1, 2020.

Costco currently operates 787 warehouses, including 547 in the United States and Puerto Rico, 100 in Canada, 39 in Mexico, 29 in the United Kingdom, 26 in Japan, 16 in Korea, 13 in Taiwan, 12 in Australia, two in Spain, and one each in Iceland, France, and China. Costco also operates e-commerce sites in the U.S., Canada, the United Kingdom, Mexico, Korea, Taiwan, Japan, and Australia.

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health care costs), energy and certain commodities, geopolitical conditions (including tariffs), the ability to maintain effective internal control over financial reporting, COVID-19 related factors and challenges, including among others, the duration of the pandemic and its after effects, the inability of customers to shop due to illness, travel restrictions or financial hardship, shifts in demand away from discretionary or higher priced products to lower priced products, the inability of the workforce to work due to illness, quarantine, or government mandates, or temporary store closures due to reduced workforces or government mandates, supply chain disruptions, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
David Sherwood, 425/313-8239
Josh Dahmen, 425/313-8254